Exhibit 4.3

INVESTORS’ RIGHTS AGREEMENT

This INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of March 30, 2026, by and among Hemab Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), the Investors (as defined below) and the Key Holders (as defined below).

RECITALS

WHEREAS, the Company, the Investors and the Key Holders are parties to that certain Share Contribution and Exchange Agreement of even date herewith by and among the Company, Hemab ApS, the Investors and the Key Holders (the “Exchange Agreement”), under which certain of the Company’s, such Investors’ and such Key Holders’ obligations are conditioned upon the execution and delivery of this Agreement by the undersigned parties.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. With respect to Al-Rayyan Holding LLC (“QIA”), (a) Qatar Investment Authority and any individual, corporation, partnership, firm, joint venture, investment fund, association, trust, unincorporated association or organization, governmental body or other entity, which controls, is controlled by or is under common control with, QIA, and (b) government entities or instrumentalities of, or entities that are wholly-owned or controlled by, the State of Qatar, the Amiri Diwan of the State of Qatar or any entities that are wholly-owned or controlled by any one or more of the foregoing under (a) and (b).

1.2 “Board of Directors” means the board of directors of the Company.

1.3 “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.4 “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

1.5 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6 “Deemed Liquidation Event” shall have the meaning ascribed to it in the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date of this Agreement and regardless of the date on which such event occurs.

1.7 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.8 “DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.

1.9 “DPA Triggering Rights” means (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; or (iv) any “involvement,” other than through the voting of shares, in “substantive decisionmaking” of the Company (as defined in the DPA) regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

1.10 “Ebumab Holding” means Ebumab Holding ApS, owned by GV1 Holding ApS, Johan H. Faber ApS, Mabe Invest ApS, Wandall Holding ApS (“Wandall”) and Batchelor Holding ApS.

1.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.12 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan (including but not limited to a Registration Statement on Form S-8); (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.

1.13 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.14 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.15 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.16 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.17 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.18 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.19 “Investor Majority” means (a) prior to the IPO, the holders of at least 50% of the outstanding shares of Preferred Stock, including the holders of at least 60% of the outstanding shares of Series C Preferred Stock and (b) following the IPO, the Investors holding a majority of the then outstanding shares of Registrable Securities; provided that any shares of Preferred Stock and/or Registrable Securities held by a Sanctioned Party shall be disregarded for the purpose of calculating the percentages set forth in this definition.

1.20 “Investors” means the persons named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Section 6.1, and each person who hereafter becomes a party to this Agreement pursuant to Section 6.9.

1.21 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.22 “Key Holders” means the persons named on Schedule B hereto and each person to whom the rights of a Key Holder are assigned pursuant to Section 6.1.

1.23 “Key Person” means Benny Sørensen and Mads Behrndt.

1.24 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.25 “Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.

1.26 “Preferred Director” means a member of the Board of Directors elected by the holders of Preferred Stock.

1.27 “Preferred Stock” means, collectively, shares of the Company’s Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

1.28 “Qualified Key Holder” means a Key Holder and (i) if an individual, is providing services to the Company or its subsidiaries as a full-time employee and (ii) if an entity, is owned or controlled by an individual providing services to the Company or its subsidiaries as a full-time employee.

1.29 “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock; (ii) the shares of Common Stock issuable or issued upon conversion of the Series B Preferred Stock; (iii) the shares of Common Stock issuable or issued upon conversion of the Series C Preferred Stock; (iv) any shares of Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company held by the Investors; and (v) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) through (iv) above; but excluding in all cases, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to this Agreement, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.12.

1.30 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.31 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.11(b) hereof.

1.32 “Sanctioned Party” means any Person: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (“Restricted Countries”); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such Person is are prohibited pursuant to applicable Sanctions.

1.33 “Sanctions” means applicable laws and regulations pertaining to trade and economic sanctions administered by the United States, European Union, or United Kingdom.

1.34 “SEC” means the Securities and Exchange Commission.

1.35 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.36 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.37 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.38 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.39 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

1.40 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

1.41 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.

1.42 “Series Seed Preferred Stock” means shares of the Company’s Series Seed Preferred Stock, par value $0.0001 per share.

1.43 “Side Letters” has the meaning ascribed to it in the Exchange Agreement.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after 180 days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least 30% of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least 25% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10 million), then the Company shall: (x) within ten days after the date such request is given, give notice thereof (which notice shall not convey material non-public information, within the meaning of the Exchange Act (except as may relate to the fact that the Company has received such request for registration), unless a Holder subsequently agrees in writing to accept such information after being advised of a potential transaction that relates to such Holder’s rights under this Agreement) (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within 60 days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least 20% of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (i) within ten days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1(c) a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders to timely file such registration statement, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than 45 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any 12-month period ; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such 45 day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days (or 180 days, solely in the case of an IPO) after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b), (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the 12-month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration or a registration pursuant to Section 2.1), the Company shall, at such time, promptly give each Holder notice of such registration (which notice shall not convey material non-public information, within the meaning of the Exchange Act (except as may relate to the fact that the Company proposes to register shares of its Common Stock), unless a Holder subsequently agrees in writing to accept such information after being advised of a potential transaction that relates to such Holder’s rights under this Agreement). Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.5.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board of Directors and such selection, as well as the underwriters’ discount, shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below 30% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2.4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended as necessary to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders selected by Holders of a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2.6 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration and that has not been corrected in a subsequent writing at least one business day prior to the sale of Registrable Securities to the Person asserting the claim; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.6(b) and 2.6(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.7(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.7(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the provisions of this Section 2.7 that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

2.8 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.9 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investor Majority, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder the right to include securities in any registration on other than a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Section 6.9.

2.10 “Market Stand-off” Agreement. Each Investor hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement (other than an Excluded Registration) on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days in the case of the IPO or, if the Company is not then an emerging growth company as defined in the applicable SEC regulations, such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap, hedging, or other transaction or arrangement that transfers, or is designed to transfer, to another, in whole or in part, any of the economic consequences of ownership, directly or indirectly, of such securities, whether or not any such transaction or arrangement described in clauses (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.10 shall apply only to the IPO, shall only apply to shares held by the Investor immediately prior to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or to the establishment of a trading plan pursuant to Rule 10b5-1, provided, that such plan does not permit transfers during the restricted period, or the transfer of any shares to any trust for the direct or indirect benefit of the Investor or one or more of the Investor’s Immediate Family Members, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Investors only if all officers and directors of the Company are subject to the same restrictions and the Company obtains a similar agreement from all stockholders individually owning more than 1% of the Company’s outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.10. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements. Such agreement shall further provide that if and when a Stockholder becomes liable to payment of Danish taxes in the form of “lagerbeskatning” related to the shares covered by such agreement, such stockholder may freely divest shares to the extent necessary to cover the payment of such taxes with the sales proceeds.

2.11 Restrictions on Transfer.

(a) The Registrable Securities and Preferred Stock shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and all other applicable U.S. laws and regulations. A transferring Investor will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Section 2.11.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.11(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Investors consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.11.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the holder thereof shall give notice to the Company of such holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such holders’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the holder to the

Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such holder distributes Restricted Securities to an Affiliate of such holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 2.11. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.11(b), except that such certificate, instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act and the Company will use commercially reasonable efforts to cause any such legend to be removed. Notwithstanding anything to the contrary in this agreement, the Company may in its sole discretion waive compliance with this Subsection 2.11(c) and the Company’s failure to object within five (5) Business Days in writing after notification of a proposed assignment allegedly in violation of Subsection 2.11(c) shall be deemed to be such a waiver.

(d) Subject to compliance with the Exchange Act, Securities Act and other applicable securities laws and regulations and any contractual restrictions entered into by a holder of Restricted Securities (such as a lock-up or market standoff agreement), at such holder’s request and at the Company’s expense, the Company will use commercially reasonable efforts to promptly remove all transfer restrictions (and any legends relating thereto) that are no longer required to restrict transfers of the Registrable Securities of the Company (or its successor) held by such holder; provided, however, that such holder may be required to produce customary seller representation letters and, as applicable, broker representation letters as required pursuant to SEC Rule 144, as well as (except if a transfer is made pursuant to SEC Rule 144) an opinion of its counsel at the holder’s expense in connection with any such removal of transfer restrictions (and any legends relating thereto).

2.12 Termination and Suspension of Registration Rights.

(a) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or 2.2 shall terminate, as to such Holder, upon the earliest to occur of:

(i) the closing of a Deemed Liquidation Event;

(ii) such time after consummation of an IPO when a Holder may sell all of the Holder’s Registrable Securities under SEC Rule 144 without limitation (including without observance of the manner of sale, volume limitation and notice provisions of SEC Rule 144), or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation, during a three-month period without registration; and

(iii) the third anniversary of the IPO.

(b) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or 2.2 shall be suspended during any time as such Holder is a Sanctioned Party.

3.	Information and Observer Rights.

3.1 Delivery of Financial Statements.

(a) The Company shall deliver to each Investor (in each case, as relevant, on a consolidated group basis):

(i) as soon as practicable, but in any event within 180 days after the end of each fiscal year of the Company (A) a balance sheet as of the end of such year, (B) statements of income and of cash flows for such year and (C) a statement of stockholders’ equity as of the end of such year, all such financial statements prepared in accordance with GAAP and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(ii) as soon as practicable, but in any event within 45 days after the end of each quarter of each fiscal year of the Company, (i) unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments; and (B) not contain all notes thereto that may be required in accordance with GAAP) and (ii) an update on scientific, clinical and development activities of the Company;

(iii) upon request of an Investor, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding as of such request, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investor to calculate its respective percentage equity ownership in the Company;

(iv) as soon as practicable, the Approved Annual Budget (as defined below); and

(v) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1(a)(v) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company) or (ii) the disclosure of which could reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel.

(b) The Company shall, prior to the last meeting of the Board of Directors in a fiscal year, prepare an annual budget and operating plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months (the “Budget”). The Company shall submit the Budget to the Board of Directors for approval and the Budget, as may be revised by the Board of Directors, shall be approved by the Board of Directors (“Approved Annual Budget”).

(c) The Company shall, to the extent permitted under applicable law and unless such disclosure could reasonably be expected to adversely affect the attorney-client privilege between the Company and its Counsel, give notice to the Investors of any material adverse change, involvement in illegal activities or the commencement or threat of commencement of any material litigation or dispute (including bankruptcy and insolvency proceedings and formal investigation by any regulatory or administrative body), immediately upon the Company becoming aware of such change, involvement, commencement or threat and will keep the Investors informed on a regular basis of any development in relation thereto and of the steps and actions that are being taken by and/or against the Company.

(d) If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(e) Any other information reasonably requested by an Investor.

(f) Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor in connection with monitoring or making decisions with respect to its investment in the Company; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to (a) create any new information or materials or (b) provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights. As long as Avoro Ventures Fund L.P., together with its Affiliates (“Avoro Ventures”) continues to own shares of Preferred Stock, and at such time as Uya Chuluunbaatar is no longer serving on the Board of Directors in accordance with Section 1.2(f) of the Voting Agreement, the Company shall invite a representative of Avoro Ventures to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the Board of Directors at the same time as they are provided to the directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if (x) access to such information or attendance at such meeting would be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets or highly confidential information, or create a competitive harm or competitive disadvantage, or (y) the portion as to which such representative is excluded relates solely to subject matter in which the Investor or such representative may have a conflict of interest.

3.4 Termination of Information and Observer Rights. The covenants set forth in Sections 3.1, 3.2 and 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO; (ii) with respect to any Investor that is or becomes a Sanctioned Party, for so long as such Investor is a Sanctioned Party; (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iv) upon the closing of a Deemed Liquidation Event, whichever event occurs first; provided, that, with respect to clause (iv), the covenants set forth in Section 3.1 shall only terminate if the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities or if the Investors receive financial information from the acquiring company or other successor to the Company comparable to those set forth in Section 3.1.

3.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective transferee of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, or to any existing or prospective provider of debt or equity financing, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.6 Waiver of Statutory Information Rights.

3.7 Each Investor hereby acknowledges and agrees that until the consummation of the IPO, such Investor shall hereby be deemed to have unconditionally and irrevocably, to the fullest extent permitted by law, on behalf of such Investor and all beneficial owners of the shares of Common Stock or Preferred Stock owned by such Investor (a “Beneficial Owner”), waived, and does hereby so waive, any rights such Investor or a Beneficial Owner might otherwise have had under Section 220 of the Delaware General Corporation Law (or under similar rights under other applicable law) to inspect for any proper purpose and to make copies and extracts from the Company’s stock ledger, a list of its stockholders and its other books and records or the books and records of any subsidiary. This waiver applies only in such Investor’s capacity as a stockholder and does not affect any other information and inspection rights such Investor may expressly have pursuant to Sections 3.1 or 3.2 of this Agreement. Each Investor hereby further warrants and represents that such Investor has reviewed this waiver with its legal counsel, and that such Investor knowingly and voluntarily waives its rights as a stockholder otherwise provided by Section 220 of the Delaware General Corporation Law (or under similar rights under other applicable law).

4.	Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor and Key Holder. An Investor or Key Holder shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Investor or Key Holder (“Stockholder Beneficial Owners”); provided that each such Affiliate or Stockholder Beneficial Owner enters into this Agreement and the Voting Agreement of even date herewith among the Company, the Investors and the other parties named therein, as amended and/or restated from time to time (the “Voting Agreement”), as an “Investor” or “Key Holder,” as applicable, under each such agreement and provided that the Company shall not be obligated to offer or sell any New Securities to any person or entity that is a Sanctioned Party.

(a) The Company shall give notice (the “Offer Notice”) to each Investor and Key Holder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within 20 days after the Offer Notice is given, each Investor and Key Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that (x) the Common Stock then held by such Investor or Key Holder (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Investor or Key Holder) bears to (y) the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). At the expiration of such 20-day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Investor’s or Key Holder’s failure to do likewise. During the 10-day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Investors and Key Holders were entitled to subscribe but that were not subscribed for by the Investors and Key Holders which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares (the “Secondary Participation Right”). For the avoidance of doubt, the Key Holders shall not be entitled to participate in the Secondary Participation Right. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of 120 days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the 120 day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors and Key Holders in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Common Stock, Preferred Stock, warrants or other securities convertible into shares of Common Stock or Preferred Stock pursuant to the Exchange Agreement.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon the closing of a Deemed Liquidation Event, whichever event occurs first.

5.	Additional Covenants.

5.1 Insurance. The Company shall maintain, from financially sound and reputable insurers, Directors and Officers liability insurance in an amount and on terms and conditions approved by the Board of Directors and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. No such policy shall be cancelable by the Company without prior approval by the Board of Directors.

5.2 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Each Preferred Director then serving on the Board of Directors shall be entitled to serve as a member of any committee or subcommittee of the Board of Directors, which service on any such committee or subcommittee may be waived or deferred only at the discretion of any such Preferred Director with respect to itself.

5.3 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.4 Indemnification Matters. The Company hereby acknowledges that one or more of the directors affiliated with one or more Investors (“Investor Directors”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 5.4 and shall have the right, power and authority to enforce the provisions of this Section 5.4 as though they were a party to this Agreement.

5.5 Right to Conduct Activities. The Company hereby agrees and acknowledges that each Investor other than Wandall (together with its Affiliates) (each, a “Professional Investment Organization”) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict the Professional Investment Organization from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services that compete with those of the Company (as currently conducted or as currently propose to be conducted); and the Company hereby agrees that, to the extent permitted under applicable law, no Professional Investment Organization shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Professional Investment Organization in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of such Professional Investment Organization to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not contravene the confidentiality obligations in Section 3.5 or otherwise in this Agreement or relieve any director or officer of the Company from any liability associated with such person’s fiduciary duties to the Company. Further, this clause 5.5 may not be amended or waived in a manner adverse to each Professional Investment Organization without such Professional Investment Organization’s written consent.

5.6 Passive Foreign Investment Company. No later than the later of (i) 60 days following the end of each Company or Hemab ApS taxable year, as applicable, or (ii) 30 days following the request of an Investor, the Company shall provide the following information to each Investor upon such investor’s reasonable request: (i) Hemab ApS’s capitalization table as of the end of the last day of such taxable year and (ii) all information that would reasonably permit the Investor to determine whether Hemab ApS was a “passive foreign investment company” (“PFIC”) as such term is defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) or a “Controlled Foreign Corporation” (“CFC”) as defined in the Code for any prior taxable year and to determine whether such Investor or any of such Investor’s Partners is required to report its pro rata portion of Hemab ApS’s Subpart F Income on its United States federal income tax return, or to allow such Investor or such Investor’s Partners to otherwise comply with applicable United States federal income tax laws. If an Investor reasonably believes, upon advice of its tax advisors, that there is a reasonable likelihood that Hemab ApS was a PFIC or CFC for any prior taxable year, the Company will, with such advice as may be reasonably requested from such Investor, prepare the information required to comply with applicable PFIC and / or CFC reporting requirements. For purposes of the foregoing, (i) the term “Investor’s Partners” shall mean each of the Investor’s partners and any direct or indirect equity owners of such partners and (ii) “Hemab ApS” shall mean Hemab ApS and any of its subsidiaries. In connection with a “Qualified Electing Fund” election made by the Investor or any of the Investor’s Partners pursuant to Section 1295 of the Code or a “Protective Statement” filed by the Investor or any of Investor’s Partners pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to the relevant Investor(s) in the form provided in the attached Schedule C—PFIC Annual Information Statement (or in such other form as may reasonably be required to reflect changes in applicable law) as soon as reasonably practicable following the end of each taxable year of the Company or of Hemab ApS (but in no event later than 60 days following the end of each such taxable year), and shall provide such Investor(s) with access to such other Hemab ApS information as may reasonably be required for purposes of filing U.S. federal income tax returns of the Investor and such Investor’s Partners in connection with any such Qualified Electing Fund election or Protective Statement. At the reasonable request of such Investor, the Company will obtain advice of professionals experienced in matters relating to the relevant aspects of the Code of its choice, to the extent necessary to make the determination and to provide the information described above.

5.7 FCPA.

(a) The Company covenants that it shall not (and shall not permit any of its subsidiaries or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any “Government Official” (as defined in the Purchase Agreement), in each case, in violation of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption law (collectively, “Anti-

Corruption Laws”). The Company further covenants that it shall (and shall cause each of its subsidiaries to) cease all of its or their respective known activities, as well as remediate any known actions taken by the Company or its subsidiaries, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents, in violation of applicable Anti-Corruption Laws. The Company further covenants that it shall (and shall cause each of its subsidiaries to) maintain commercially reasonable systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to provide reasonable assurances regarding compliance with applicable Anti-Corruption Laws. Neither the Company or, to the knowledge of the Company, any representative of the Company, acting in such capacity, has or shall unlawfully establish or maintain any unrecorded pool of the Company funds or assets or make any false, incomplete or misleading entries on any books or records of the Company for any purpose in any case which could reasonably result in a violation by or liability of the Company pursuant to any applicable Anti-Corruption Laws.

5.8 CFIUS.

(a) If and only if (i) the Committee on Foreign Investment in the United States, or any member agency thereof acting in such capacity (“CFIUS”) requests or requires that the Company or an Investor file a notice or declaration with CFIUS pursuant to the U.S Defense Production Act of 1950 (“DPA”) with respect to an Investor’s investment in the Company (the “Covered Transaction”), or (ii) the Company and an Investor mutually determine in good faith that a filing with CFIUS with respect to the Covered Transaction is advisable or required by applicable law, then in either case (i) or (ii) (a “CFIUS Filing Requirement”), then (x) the Company and such Investor shall, and shall cause any affiliates to, cooperate and promptly make a CFIUS filing in the requested, required or advisable form in accordance with the DPA; and (y) the Company and the Investor shall, and shall cause any Affiliates to, use commercially reasonable efforts to obtain, as applicable, the CFIUS Satisfied Condition. The “CFIUS Satisfied Condition” shall be achieved when (i) the Company and the Investor shall have received written notice from CFIUS stating that: (A) CFIUS has concluded that the Covered Transactions do not constitute a “covered transaction” subject to review under the DPA; or (B) the assessment, review or investigation of the Covered Transactions under the DPA has concluded that there are no unresolved national security concerns with respect to the Covered Transaction; (ii) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Covered Transactions and either (A) the fifteen (15) day period under the DPA subsequent to the President’s receipt of the CFIUS report during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Covered Transaction has expired without any such action being taken or (B) the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the Covered Transactions; or (iii) CFIUS has provided written notice that it is not able to complete action under the DPA with respect to the Covered Transaction on the basis of a CFIUS declaration, but CFIUS has not requested that the Company and the Investor submit a CFIUS notice and has not initiated a unilateral CFIUS review, and the Company and the Investor reasonably decide that the notice from CFIUS that it is not able to complete action is sufficient to constitute the CFIUS Satisfied Condition..

(b) The Company and any Investor subject to a CFIUS Filing Requirement shall cooperate with CFIUS and the other parties hereto in the event of a CFIUS Filing Requirement. For the avoidance of doubt, neither the Company nor any Investor shall have an obligation to accept or take any action, condition or restriction with respect to the Covered Transactions in order to achieve the CFIUS Satisfied Condition.

5.9 Sanctions. The Company covenants that it shall not engage in any unlawful dealings or transactions with or for the benefit of any Sanctioned Party, and that it shall comply in all material respects with all applicable Sanctions and other export control laws.

5.10 Anti-Money Laundering. The Company covenants that it will not employ any practice, procedure or policy in the conduct of its business that would constitute violation of any anti-money laundering laws or regulations applicable to the Company.

5.11 ESG Matters.

(a) The Investors believe that companies proactively managing the environmental, social and governance (ESG) impacts of their business activities are better positioned for long-term success. As engaged owners, the Investors promote and support companies in improving their ESG integration efforts.

(b) The Company and the Investors recognize the importance of ESG and the Investors and the Key Holders shall instruct the Board of Directors to work with the Company’s management team to agree on a plan aiming to define and strengthen the Company’s ESG efforts. The Board of Directors shall include ESG on the agenda of its meetings at least annually and shall be responsible for monitoring progress made.

(c) The Company shall provide the Investors, if requested, with reasonable assistance, including providing additional documents, reports and information, such as ESG KPIs, on a regular basis or on request and respond diligently to requests for information on ESG matters received from the Investors. In case any breach of ESG laws and regulations has occurred, the Company shall proactively inform the Investors as soon as possible and the Company shall keep the Investors promptly informed of any material developments in ESG issues.

(d) The Company recognizes the importance of effectively managing the climate impact of its business activities from a long-term risk and value creation perspective. The Company commits to use reasonable efforts to evaluate and implement measures improve the Company’s CO2 footprint.

5.12 Limitation of Liability. The aggregate liability of each Investor and its respective officers, directors, Affiliates, employees and agents, for any and all claims, losses, costs or damages, including attorneys’ and accountants’ fees and expenses and costs of any nature whatsoever or claims or expenses resulting from or in any way related to such Investor’s breach of the Transaction Agreements shall be several and not joint and shall not exceed the total pro rata invested amount actually paid to the Company or to Hemab ApS by such Investor for any shares of capital stock of the Company or Hemab ApS, except in case of willful misconduct or fraud by such Investor, in which case the liability shall not be limited.

5.13 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.4, Section 5.5 and Section 5.11, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO; (ii) upon a Deemed Liquidation Event, whichever event occurs first; or (iii) with respect to any obligation to an Investor that is or becomes a Sanctioned Party, for so long as such Investor is a Sanctioned Party.

6.	Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities in a transfer that complies with the provisions of the Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, by and among the Company and the other parties named therein; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11; and (z) such assignee is not a Sanctioned Party. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) General. All notices and other communications given or made pursuant to this Agreement shall be in writing (including electronic mail as permitted in this Agreement) and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or (as to the Company) to the address set forth on the signature page hereto, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Attn: Cynthia T. Mazareas, and if notice is given to any Investor, a copy (which copy shall not constitute notice) shall also be given to any “cc” address noted on Schedule A for such Investor.

(b) Consent to Electronic Notice. Each party to this Agreement consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic mail pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such party’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic mail is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party to this Agreement agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers.

(a) Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Investor Majority; provided that the Company may in its sole discretion waive compliance with Section 2.11(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.11(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

(b) Notwithstanding anything in this Agreement to the contrary,

(i) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), provided further that the Company may in its sole discretion waive compliance with any provision of this Agreement if observance of the terms would cause the Company or any Investor to be in violation of applicable Sanctions,

(ii) no provision that names a specific Investor by name (nor this Section 6.6(b)(ii) with respect to such Investor) may be amended or waived with respect to, or terminated pursuant to this Section 6.6 relative to, such Investor without such Investor’s written consent, and

(iii) this Agreement may not be amended, modified or terminated, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the Investors hereunder, without also the written consent of the Qualified Key Holders holding a majority of the shares of Common Stock then held by the Qualified Key Holders.

(c) Further notwithstanding anything in this Agreement to the contrary, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

(d) The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto whose rights and/or obligations were affected by such amendment, modification, termination, or waiver and that did not consent in writing to such amendment, modification, termination, or waiver; provided that the failure to provide such notice shall not invalidate any amendment, modification, termination or waiver in accordance with this Section 6.6.

(e) Any amendment, modification, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto or received notice thereof.

(f) No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any provision contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock; Apportionment. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) together with the other Transaction Agreements (as defined in the Exchange Agreement) and any Side Letters constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between or among any of the parties are expressly canceled.

6.11 Dispute Resolution.

(a) Except as (i) otherwise provided in this Agreement, or (ii) any disputes, controversies, or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, any unresolved dispute, controversy, or claim arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be resolved by arbitration before a single arbitrator. Such arbitrator shall be mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by Judicial Arbitration and Mediation Services, Inc. (“JAMS”), then JAMS shall choose one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement. The arbitration shall take place in Delaware, pursuant to the JAMS Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those rules; provided, however, that there shall be limited discovery prior to the arbitration hearing as follows: (x) exchange of witness lists and copies of documentary evidence and documents relating to the issues to be arbitrated, (y) depositions of all party witnesses, and (z) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Judgment on the award may be entered in any court having jurisdiction.

(b) Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any state court of Delaware having subject matter jurisdiction.

(c) WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Costs of Enforcement. Each party will bear its own costs in respect of any disputes arising under this Agreement.

6.13 Use of Name. The Company, the Investors and the Key Holders agree that without the prior written consent of the concerned party, which consent shall not be unreasonably withheld or delayed, none of the other parties hereto shall use, publish, reproduce, or refer to such other party’s or its Affiliates’ names, trademarks or logos, or any similar names, trademarks or logos in any public disclosures, including for marketing, advertising or publicity purposes.

6.14 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

COMPANY:

Hemab Therapeutics Holdings, Inc.

By:	/s/ Benny Sørensen
Name:	Benny Sørensen
Title:	President

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

NOVO HOLDINGS A/S

By:	/s/ Jørgen Søberg Petersen
Name:	Jørgen Søberg Petersen
Title:	Senior Partner

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

HEALTHCAP VIII L.P.
through its investment manager HealthCap Investments S.A.

By:	/s/ Oern Stuge
Name:	Oern Stuge
Title:	Senior Advisor

By:	/s/ Fabrice Bernhard
Name:	Fabrice Bernhard
Title:	General manager

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Healthcare Fund GP, LLC
Its General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Manager

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

RA CAPITAL NEXUS FUND II, L.P.

By: RA Capital Nexus Fund II GP, LLC
Its General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Manager

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

RA CAPITAL NEXUS FUND IV, L.P.

By: RA Capital Nexus Fund IV GP, LLC
Its General Partner

By:	/s/ Rajeev Shah
Name:	Rajeev Shah
Title:	Manager

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

AI DEN-MAB LLC

By: ACCESS INDUSTRIES MANAGEMENT, LLC,
Its Manager

By:	/s/ John McDonough
Name:	John McDonough
Title:	Executive Vice President

By:	/s/ Peter L. Thorén
Name:	Peter L. Thorén
Title:	Executive Vice President

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

AVORO VENTURES FUND L.P.

By: Avoro Ventures LLC,
its Investment Manager

By:	/s/ Scott Epstein
Name:	Scott Epstein
Title:	Partner, Chief Operating Officer & Chief Compliance Officer

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

By:	/s/ Nir Messafi
Name:	Nir Messafi
Title:	Authorized Person

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INVUS PUBLIC EQUITIES, L.P.

By:	/s/ Raymond Debbane
Name:	Raymond Debbane
Title:	President of its General Partner

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ROCK SPRINGS CAPITAL MASTER FUND LP

By: Rock Springs General Partner LLC,
its general partner

By:	/s/ Kris Jenner
Name:	Kris Jenner
Title:	Member

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

FOUR PINES MASTER FUND LP

By: Four Pines General Partner LLC,
its general partner

By:	/s/ Kris Jenner
Name:	Kris Jenner
Title:	Member

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

MAJ INVEST MINORITIES I K/S

By:	/s/ Jannick Dam Mortensen
Name:	Jannick Dam Mortensen
Title:	Partner

By:	/s/ Eva Buciek Foss
Name:	Eva Buciek Foss
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

John Maraganore

By:	/s/ John Maraganore
Name:	John Maraganore

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SOFINNOVA CROSSOVER II SLP

By:	/s/ Joseph Anderson
Name:	Joseph Anderson
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SMALLCAP WORLD FUND, INC.

By: Capital Research and Management Company,
as investment adviser for and on behalf of SMALLCAP World Fund, Inc.

By:	/s/ Jae W. Chung
Name:	Jae W. Chung
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

AL-RAYYAN HOLDING LLC

By:	/s/ Ahmad Mohammed Al-Khanji
Name:	Ahmad Mohammed Al-Khanji
Title:	Director

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

AVORO LIFE SCIENCE FUND LLC

By: Avoro Capital Advisors LLC,
its Investment Manager

By:	/s/ Scott Epstein
Name:	Scott Epstein
Title:	Partner, Chief Operating Officer & Chief Compliance Officer

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

DEEP TRACK SPECIAL OPPORTUNITIES FUND, LP

By:	/s/ Nir Messafi
Name:	Nir Messafi
Title:	Authorized Person

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTORS:

MAJ INVEST MINORITIES II K/S

By:	/s/ Jannick Dam Mortensen
Name:	Jannick Dam Mortensen
Title:	Partner

By:	/s/ Eva Buciek Foss
Name:	Eva Buciek Foss
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

KEY PERSONS:

Benny Sørensen

By:	/s/ Benny Sørensen
Name:	Benny Sørensen

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

KEY PERSONS:

Mads Nikolaj Behrndt-Eriksen

By:	/s/ Mads Nikolaj Behrndt-Eriksen
Name:	Mads Nikolaj Behrndt-Eriksen

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

EBUMAB HOLDING APS

By:	/s/ Johan Faber
Name:	Johan Faber
Title:	Director – Founder

By:
Name:	Hans Wandall
Title:

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

EBUMAB HOLDING APS

By:
Name:	Johan Faber
Title:

By:	/s/ Hans Wandall
Name:	Hans Wandall
Title:	Chairman

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

GV1 HOLDING APS

By:	/s/ Søren Bjørn
Name:	Søren Bjørn
Title:	Managing Member

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

WANDALL HOLDING APS

By:	/s/ Hans Wandall
Name:	Hans Wandall
Title:	Chairman

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

JOHAN H. FABER APS

By:	/s/ Johan Faber
Name:	Johan Faber
Title:	Director – Founder

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

BATCHELOR HOLDING APS

By:	/s/ Thomas Dal Stenfeldt Batchelor
Name:	Thomas Dal Stenfeldt Batchelor
Title:	SVP, Novonesis

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

MABE INVEST APS

By:	/s/ Mads Nikolaj Behrndt-Eriksen
Name:	Mads Nikolaj Behrndt-Eriksen
Title:	Director

SCHEDULE A

INVESTORS

SCHEDULE B

KEY HOLDERS